EXHIBIT 99.2

                                   FOR IMMEDIATE RELEASE

                                   Analyst Contact:  Misty Ohmart
                                                     (714) 727-7728

                                   Media Contact:    Emory Epperson
                                                     (714) 727-7958


                     AST NAMES KWANG-HO KIM AS NEW CHAIRMAN

IRVINE, Calif., June 28, 1996 -- AST Research Inc. (ASTA--NASDAQ) announced today that Kwang-Ho Kim, 56, Vice Chairman, President and Chief Executive Officer of Samsung Electronics and an AST board member, has been elected as Chairman of the Board. Safi Qureshey, co-founder and former Chairman will continue with the company as a board member and Chairman Emeritus.

     "I am pleased that our new Chairman demonstrates confidence that we are making progress in our turnaround efforts," said Ian Diery, AST president and chief executive officer. "A continued strong relationship with Samsung is extremely beneficial as we continue in our efforts of being first to market with leading edge products. Our enhanced alliance enables AST to be better positioned to increase its U.S. and worldwide market share amid continued pressures from both domestic and international competitors."

     "The time is right for Samsung to enhance its commitment with AST in order to help the company position itself for sustained growth," said Qureshey, who will continue to be actively involved in technology direction, corporate liaison and customer relations roles. "I wholeheartedly support our new board structure and will support AST and Samsung management to achieve our mutual goals."

     "The mutual decision to become an even stronger partner illustrates our confidence in Ian Diery's leadership, AST's turnaround efforts and our long-term relationship among AST's employees, customers, suppliers and vendors," said K.H. Kim. "In the spirit of AST's first to market philosophy, our increased commitment will also help AST establish a leadership role in emerging technologies as the convergence of PC, consumer electronics and communications products evolve."

AST Research Inc., a member of the Fortune 500 list of America's largest industrial and service companies, is one of the world's leading personal computer manufacturers. The company develops a broad spectrum of desktop, mobile and server PC products that are sold in more than 100 countries worldwide. Corporate headquarters is located at 16215 Alton Parkway, P.O. Box 57005, Irvine, Calif. 92619-7005. Telephone (714) 727-4141 or (800) 876-4278.
Fax: (714) 727-9355. Information about AST and its products can be found on the World Wide Web at http://www.ast.com.
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